Exhibit 21

Subsidiaries of the Registrant

S-K Item 601 (21) – Subsidiaries of the Registrant

Artist to Market Distribution LLC, a Michigan LLC

Crave Entertainment Group, Inc. a California Corporation

Crave Entertainment, Inc. a California Corporation

Entertainment Fulfillment Services, L.L.C., a Michigan LLC

Handleman Canada, Inc., a Canadian Corporation

Handleman Category Management Company, a Michigan Corporation

Handleman Company of Canada, Limited, an Ontario Corporation

Handleman de Argentina S.R.L.

Handleman do Brasil Commercial Ltda.

Handleman Real Estate, LLC, a Michigan LLC

Handleman Services Company, a Michigan Corporation

Handleman UK Limited, a United Kingdom Corporation

Hanley Advertising Company, a Michigan Corporation

REPS, L.L.C., a Michigan LLC

SVG Distribution, Inc., a California Corporation

The itsy bitsy Entertainment Company, a Delaware Corporation

The itsy bitsy Entertainment Holding Company, a Michigan Corporation